UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. _ )

Williams–Sonoma, Inc.

(Name of Issuer)

Common Stock (par value $0.01 per share)

(Title of Class of Securities)

969904101

(CUSIP Number)

January 30, 2008

(Date of Event which Requires Filing

of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d–1(b)
☒ Rule 13d–1(c)
☐ Rule 13d–1(d)

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d–7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ( "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 969904101	Page 2 of 22

1	NAME OF REPORTING PERSONS
Harbinger Capital Partners Master Fund I, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 5,835,964
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 5,835,964
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,835,964
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.50%
12	TYPE OF REPORTING PERSON*
CO

CUSIP No. 969904101	Page 3 of 22

1	NAME OF REPORTING PERSONS
Harbinger Capital Partners Offshore Manager, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 5,835,964
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 5,835,964
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,835,964
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.50%
12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 969904101	Page 4 of 22

1	NAME OF REPORTING PERSONS
HMC Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 5,835,964
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 5,835,964
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,835,964
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.50%
12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 969904101	Page 5 of 22

1	NAME OF REPORTING PERSONS
Harbinger Capital Partners Special Situations Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 4,025,317
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 4,025,317
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,025,317
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.79%
12	TYPE OF REPORTING PERSON*
PN

CUSIP No. 969904101	Page 6 of 22

1	NAME OF REPORTING PERSONS
Harbinger Capital Partners Special Situations GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 4,025,317
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 4,025,317
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,025,317
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.79%
12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 969904101	Page 7 of 22

1	NAME OF REPORTING PERSONS
HMC – New York, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 4,025,317
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 4,025,317
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,025,317
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.79%
12	TYPE OF REPORTING PERSON*
CO

CUSIP No. 969904101	Page 8 of 22

1	NAME OF REPORTING PERSONS
Harbert Management Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Alabama
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 9,861,281
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 9,861,281
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,861,281
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.30%
12	TYPE OF REPORTING PERSON*
CO

CUSIP No. 969904101	Page 9 of 22

1	NAME OF REPORTING PERSONS
Philip Falcone
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 9,861,281
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 9,861,281
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,861,281
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.30%
12	TYPE OF REPORTING PERSON*
IN

CUSIP No. 969904101	Page 10 of 22

1	NAME OF REPORTING PERSONS
Raymond J. Harbert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 9,861,281
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 9,861,281
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,861,281
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.30%
12	TYPE OF REPORTING PERSON*
IN

CUSIP No. 969904101	Page 11 of 22

1	NAME OF REPORTING PERSONS
Michael D. Luce
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 9,861,281
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 9,861,281
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,861,281
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.30%
12	TYPE OF REPORTING PERSON*
IN

CUSIP No. 969904101	Page 12 of 22

1	NAME OF REPORTING PERSONS
Harbinger Capital Partners NY, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 5,761,035
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 5,761,035
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,761,035
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.43%
12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 969904101	Page 13 of 22

1	NAME OF REPORTING PERSONS
Firebrand Investments, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 0
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%
12	TYPE OF REPORTING PERSON*
OO

CUSIP No. 969904101	Page 14 of 22

1	NAME OF REPORTING PERSONS
Scott Galloway
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)	☐
	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S.A.
	NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON	5	SOLE VOTING POWER 0
		6	SHARED VOTING POWER 0
		7	SOLE DISPOSITIVE POWER 0
		8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
Less than 1%
12	TYPE OF REPORTING PERSON*
IN

CUSIP No. 969904101	Page 15 of 22

Item 1(a).	Name of the Issuer:
Williams–Sonoma, Inc., a California corporation
Item 1(b).	Address of Issuer's Principal Executive Offices:
This principal executive offices of Williams–Sonoma, Inc. is 3250 Van Ness Avenue, San Francisco, CA 94109.
Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), an investment fund and a holder of membership interests in Harbinger NY (as defined below), Harbinger Capital Partners Offshore Manager, L.L.C. (“Harbinger Manager”), the investment manager of the Master Fund, HMC Investors, L.L.C., its managing member (“HMC Investors”), Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Fund”), an investment fund and a holder of membership interests in Harbinger NY (as defined below), Harbinger Capital Partners Special Situations GP, LLC, the general partner of the Special Fund (“HCPSS”), HMC - New York, Inc., the managing member of HCPSS (“HMCNY”), Harbert Management Corporation (“HMC”), the managing member of HMC Investors and the parent of HMCNY, Philip Falcone, a shareholder of HMC and the portfolio manager of the Master Fund and the Special Fund, Raymond J. Harbert, a shareholder of HMC, Michael D. Luce, a shareholder of HMC, Harbinger Capital Partners NY, LLC (“Harbinger NY”), an investment fund, Firebrand Investments, LLC (“Firebrand”), an investment fund and a holder of membership interests in Harbinger NY, and Scott Galloway, the sole member and manager of Firebrand.

Item 2(b).	Address of Principal Business Office or, if none, Residence:
The principal business address for Master Fund is at c/o International Fund Services (Ireland) Limited, Third Floor, Bishop’s Square, Redmond’s Hill, Dublin 2, Ireland.
The principal business address for each of the Special Fund, HCPSS, HMCNY and Philip Falcone is 555 Madison Avenue, 16th Floor, New York, New York 10022.
The principal business address for each of Harbinger Manager, HMC Investors, HMC, Raymond J. Harbert and Michael D. Luce is One Riverchase Parkway South, Birmingham, Alabama 35244.
The principal business address for Harbinger NY is at c/o Harbinger Capital Partners Offshore Manager, LLC, One Riverchase Parkway South, Birmingham, AL, 35244.
The principal business address for Firebrand is at c/o Scott Galloway, 210 Little Noyac Path, Water Mill, New York 11976.
The principal business address for Mr. Galloway is 40 West 4th Street, New York, NY 10014.
Item 2(c).	Citizenship:
The Master Fund is a Cayman Islands corporation.
Each of Harbinger Manager, HMC Investors and HCPSS is a Delaware limited liability company.
The Special Fund is a Delaware limited partnership.
HMC is an Alabama corporation. HMCNY is a New York corporation.
Each of Philip Falcone, Raymond J. Harbert, Michael D. Luce and Scott Galloway is a United States citizen.

CUSIP No. 969904101	Page 16 of 22

Harbinger NY is a Delaware limited liability company.
Firebrand is a Delaware limited liability company.
Item 2(d).	Title of Class of Securities:
Common Stock, $0.01 par value per share
Item 2(e).	CUSIP Number:
969904101
Item 3.	If this statement is filed pursuant to Rules 13d–1(b), or 13d–2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act;
(b) ☐ Bank as defined in section 3(a)(6) of the Act;
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act;
(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940;
(e) ☐ An investment adviser in accordance with Rule 13d–1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d–1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with Rule 13d–1(b)(1)(ii)(G) (Note: See Item 7);
(h) ☐ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
(j) ☐ Group, in accordance with Rule 13d–1(b)(1)(ii)(H).
Item 4.	Ownership.
(a) Amount beneficially owned:
The Master Fund – 5,835,964
Harbinger Manager – 5,835,964
HMC Investors – 5,835,964
The Special Fund – 4,025,317
HCPSS – 4,025,317
HMCNY – 4,025,317
HMC – 9,861,281
Philip Falcone – 9,861,281
Raymond J. Harbert – 9,861,281
Michael D. Luce – 9,861,281
Harbinger NY – 5,761,035
Firebrand – 0
Scott Galloway – 0

CUSIP No. 969904101	Page 17 of 22

(b) Percent of class:
The Master Fund – 5.50%
Harbinger Manager – 5.50%
HMC Investors – 5.50%
The Special Fund – 3.79%
HCPSS – 3.79%
HMCNY – 3.79%
HMC – 9.30%
Philip Falcone – 9.30%
Raymond J. Harbert – 9.30%
Michael D. Luce – 9.30%
Harbinger NY – 5.43%
Firebrand – less than 1%
Scott Galloway – less than 1%
(c) Number of Shares as to which the person has:
(i) Sole power to vote or to direct the vote:
The Master Fund – 0
Harbinger Manager – 0
HMC Investors – 0
The Special Fund – 0
HCPSS – 0
HMCNY – 0
HMC – 0
Philip Falcone – 0
Raymond J. Harbert – 0
Michael D. Luce – 0
Harbinger NY – 0
Firebrand – 0
Scott Galloway – 0
(ii) Shared power to vote or to direct the vote:
The Master Fund – 5,835,964
Harbinger Manager – 5,835,964
HMC Investors – 5,835,964
The Special Fund – 4,025,317
HCPSS – 4,025,317
HMCNY – 4,025,317
HMC – 9,861,281
Philip Falcone – 9,861,281
Raymond J. Harbert – 9,861,281
Michael D. Luce – 9,861,281
Harbinger NY – 5,761,035

CUSIP No. 969904101	Page 18 of 22

Firebrand – 0
Scott Galloway – 0
(iii) Sole power to dispose or to direct the disposition of:
The Master Fund – 0
Harbinger Manager – 0
HMC Investors – 0
The Special Fund – 0
HCPSS – 0
HMCNY – 0
HMC – 0
Philip Falcone – 0
Raymond J. Harbert – 0
Michael D. Luce – 0
Harbinger NY – 0
Firebrand – 0
Scott Galloway – 0
(iv) Shared power to dispose or to direct the disposition of:
The Master Fund – 5,835,964
Harbinger Manager – 5,835,964
HMC Investors – 5,835,964
The Special Fund – 4,025,317
HCPSS – 4,025,317
HMCNY – 4,025,317
HMC – 9,861,281
Philip Falcone – 9,861,281
Raymond J. Harbert – 9,861,281
Michael D. Luce – 9,861,281
Harbinger NY – 5,761,035
Firebrand – 0
Scott Galloway – 0
Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable

CUSIP No. 969904101	Page 19 of 22

Item 8.	Identification and Classification of Members of the Group:
See Item 2 above and Exhibit A.
Item 9.	Notice of Dissolution of Group:
Not applicable
Item 10.	Certifications:
Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 969904101	Page 20 of 22

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C.*

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HMC INVESTORS, L.L.C.*

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

CUSIP No. 969904101	Page 21 of 22

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC

By:	HMC – New York, Inc. Managing Member

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS GP, LLC.*

By:	HMC – New York, Inc. Managing Member

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HMC – NEW YORK, INC.*

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

HARBERT MANAGEMENT CORPORATION*

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

CUSIP No. 969904101	Page 22 of 22

/s/ Philip Falcone*
Philip Falcone

/s/ Raymond J. Harbert*
Raymond J. Harbert

/s/ Michael D. Luce*
Michael D. Luce

/s/ Scott Galloway*
Scott Galloway

HARBINGER CAPITAL PARTNERS NY, LLC

By:	HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., its manager

By:	HARBINGER CAPITAL PARTNERS OFFSHORE MANAGER, L.L.C., its investment manager

By:	HMC Investors, L.L.C., its managing member

By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr.
Title: Executive Vice President

FIREBRAND INVESTMENTS, LLC*

By:	/s/ Scott Galloway
Name: Scott Galloway
Title: Founder and CIO

February 11, 2008

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.